Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146609

PROSPECTUS SUPPLEMENT NO. 1
Prospectus Supplement dated February 21, 2008
to Prospectus declared
effective on January, 18, 2008

AMISH NATURALS, INC.

This prospectus supplement dated February 21, 2008, or this “prospectus supplement,” supplements and amends our prospectus dated January 18, 2008, relating to the offer and sale by the selling stockholders identified in such prospectus of up to 9,565,000 shares of our common stock. We refer to our prospectus dated January 18, 2008 as the “prospectus.” This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2008.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “AMNT”.

The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on February 20, 2008, was $1.99.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 21, 2008.